EXHIBIT 23


                              ACCOUNTANTS' CONSENT



We have issued our report dated June 17, 2002, accompanying the consolidated financial statements of Wayne Savings Bancshares, Inc. which are included in the Annual Report on Form 10-KSB for the year ended March 31, 2002. We hereby consent to the inclusion of said report in the Corporation's Form 10-KSB.


/s/GRANT THORNTON LLP

Cincinnati, Ohio
July 12, 2002